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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                Starwood Hotels & Resorts Worldwide, Inc./          Director             10% Owner
    Cotter         Robert        F              Starwood Hotels & Resorts HOT                   ----                 ----
---------------------------------------------------------------------------------------------    X  Officer (give         Other
    (Last)        (First)        (Middle)      3. I.R.S. Identification  4. Statement for       ----         title   ---- (specify
                                                  Number of Reporting       Month/Day/Year                   below)        below)
                                                  Person, if an entity                         -----------------  ------------------
                                                  (voluntary)                                  Chief Operating Officer

Starwood Hotels & Resorts Worldwide, Inc.                                November 12, 2002
1111 Westchester Avenue
--------------------------------------------                             --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                               5. If Amendment,          (Check Applicable Line)
                                                                            Date of Original   _X_Form filed by One Reporting Person
                                                                            (Month/Day/Year)   ___Form filed by More than One
      White Plains NY 10604                                                                       Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (mm/     (mm                                                            ing Reported      (D) or        ficial
                 dd/      dd/              ------------------------------------------    Transaction(s)    Indirect      Owner-
                 dd)      yy)                                        (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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Shares (1)      11/12/02                   F               16,498    D       $24.53      71,706            D
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (mm/          if any                    posed of (D)             (mm/dd/yy)
                                       Deriv-       dd/          (mm/                      (Instr. 3, 4, and 5)
                                       ative        yy)          dd/
                                       Security                  yy)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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--------------------------------------------------------------------------------------------------------
7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Security:         Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 3 & 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:

(1) - Each holder of shares of common stock ("Corporation Shares") of Starwood Hotels & Resorts
Worldwide, Inc. ("Starwood") owns an equivalent number of Class B shares of beneficial interest
("Trust Shares") of Starwood Hotels & Resorts, a real estate investment and subsidiary of Starwood.
Corporation Shares and Trust Shares may be held and traded only in units consisting of one Corporation
Share and one Trust Share ("Shares").





                                                                              By: /s/ Kenneth S. Siegel                11/21/02
                                                                                  -----------------------------------  -----------
                                                                                    Attorney-in-Fact
                                                                                  **Signature of Reporting Person       Date

       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, See Instruction 6 for procedure.
          Persons who respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB control number.

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